UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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ZIOPHARM ONCOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

ROBERT W. POSTMA WATERMILL ASSET MANAGEMENT CORP. JAIME VIESER HOLGER WEIS
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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WaterMill Asset Management Corp., together with the other participants named herein (collectively, “WaterMill”), has filed a definitive consent statement and accompanying WHITE consent card with the Securities and Exchange Commission to be used to solicit consents from shareholders of Ziopharm Oncology, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of four current members of the Board and the election of WaterMill’s three highly-qualified nominees.

Item 1: On November 21, 2020, Watermill delivered the following email to subscribers of www.FixZiopharm.com:

The need for change atop Ziopharm.

Fellow Shareholder,

This week we released a detailed presentation outlining the case for urgent change at Ziopharm.

We firmly believe that Ziopharm is on a path to financial ruin as its capital position shrinks, G&A and R&D costs rise, and value-generating pipeline progress remains evasive.

We believe the WaterMill Slate - Robert Postma, Jaime Vieser and Holger Weis - has the business acumen, capital allocation expertise, financing relationships, and commercial creativity required to stave off disaster and spark an enduring turnaround at Ziopharm.

Our director candidates are committed to restoring confidence and faith in Ziopharm after five dismal years.

As a reminder, you can share your candid thoughts with us at www.FixZiopharm.com.

Help us build a better Ziopharm for all shareholders by consenting to all five of our proposals on the WHITE consent card today.

Sincerely,
Robert Postma

Principal and Founder
WaterMill Asset Management Corp.

Item 2: On November 23, 2020, WaterMill issued an additional Investor Presentation, which is attached hereto as Exhibit 99.1 and incorporated herein by reference, rebutting the Company’s November 19, 2020 presentation.